Exhibit 99.1

March 13, 2019	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Fourth Quarter and Fiscal 2018 Results

Provides 2019 Outlook

•	FY2018 gross profit increased 180 basis points

•	FY2018 SG&A expenses decreased $28.1 million

•	Operating income improved $36.1 million to $4.9 million in 2018

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the fourth quarter and fiscal year ended February 2, 2019.

Operating income for the fourth quarter was $6.6 million in 2018 compared to $4.1 million in 2017. Adjusted operating income for the fourth quarter was $5.6 million in 2018 and $6.9 million in 2017 (see Note 1). Operating income for the year was $4.9 million in 2018 compared to an operating loss of $31.2 million in 2017. Adjusted operating income for the year was $6.3 million compared to an operating loss of $26.9 million in 2017 (see Note 1).

Net income for the fourth quarter of 2018 was $4.4 million or $0.09 per diluted share compared to a net loss of $0.4 million or $0.01 per diluted share in 2017. Adjusted net income for the fourth quarter was $3.4 million or $0.07 per diluted share compared to $3.5 million or $0.08 per diluted share in 2017 (see Note 1). For the year, net loss was $6.0 million or $0.13 per diluted share in 2018 compared to $24.3 million or $0.52 per diluted share in 2017. Adjusted net loss for the year was $4.5 million or $0.10 in 2018 and $19.9 million or $0.43 in 2017 (see Note 1). Net loss for 2017 includes an income tax benefit of $11.7 million compared to less than $0.1 million in 2018 (see Income Taxes below).

Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2018 was $13.6 million compared to $15.0 million for the fourth quarter of 2017. For the year, adjusted EBITDA increased $31.9 million to $39.5 million for 2018 from $7.6 million for 2017. (See Note 2.)

“Fourth quarter results reflect holiday sales that were below our expectations, with traffic impacted by changes we made to our holiday marketing strategy,” said Hunt Hawkins, Chief Executive Officer. “Despite our lower sales, operating results for fiscal 2018 were significantly better than last year due to our continued focus on inventory productivity, which drove our higher gross profit rate, and strong expense control.”

“As we begin 2019, we will continue to build upon the foundation we have laid. Although early first quarter sales have been slow to start, our new initiatives focused on sales growth give us the opportunity to improve annual results.”

Net Sales

Net sales for the 13-week fourth quarter ended February 2, 2019 were $340.8 million compared to $384.9 million for the 14-week fourth quarter ended February 3, 2018. Net sales for the 52-week fiscal year ended February 2, 2019 were $1.26 billion compared to $1.32 billion for 53-week fiscal year ended February 3, 2018. Net sales were impacted by comparable sales results, the closing of eight underperforming stores in fiscal 2018, as well as the benefit of a 53rd week in fiscal 2017.

Comparable sales for the 13-week period ended February 2, 2019 decreased 3.5 percent on a shifted basis, which compares to the same period ended February 3, 2018. Comparable sales for the 52-week period ended February 2, 2019 decreased 1.0 percent on a shifted basis. Comparable sales results for 2018 reflect lower store traffic partially offset by higher average unit retail and digital sales growth of 15 percent in the 13-week period and 62 percent in the 52-week period.

Gross Profit

Gross profit for the fourth quarter of 2018 was $92.5 million or 27.1 percent of sales compared to $102.4 million or 26.6 percent of sales in 2017. Gross profit for the year 2018 was $337.8 million or 26.9 percent of sales compared to $330.9 million or 25.1 percent of sales in 2017. The increase in the gross profit rate reflects higher gross margin from reduced markdowns and improved inventory productivity. For the fourth quarter, increases in the rate were offset by the deleverage of occupancy costs on lower sales.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2018 were $89.5 million compared to $101.5 million in 2017. For the year, SG&A expenses were $348.1 million in 2018 and $376.1 million in 2017. The decrease in SG&A expenses was primarily from cost savings initiatives in the stores and corporate office, lower advertising expenses and the impact of closed stores. In addition, SG&A expenses in the 2018 fourth quarter and year benefitted from a $3.3 million decrease in accrued compensated absences as a result of a change in vacation policy.

Interest Expense, Net

Interest expense for the fourth quarter of 2018 was $2.5 million compared to $1.4 million in 2017. Interest expense for the year 2018 was $10.9 million compared to $4.8 million in 2017. The increase in interest expense is due to a higher blended interest rate, as well as overall higher rates.

Income Taxes

Income tax benefit was $0.3 million for fourth quarter of 2018 compared to income tax expense of $3.2 million for the fourth quarter of 2017. For the year, income tax benefit was less than $0.1 million in 2018 and $11.7 million 2017. The 2017 fourth quarter and year include additional expense related to the Tax Cuts and Jobs Act of 2017 (“Tax Act”) including a valuation allowance established against deferred tax assets (see Note 1). The small amount of income taxes in the 2018 fourth quarter and year reflects our net operating loss position along with the valuation allowance.

Cash Flows

Inventories were $255.9 million at the end of 2018 compared to $270.2 million last year. Average inventories per store were down 4.3 percent to last year.

Capital expenditures totaled $9.0 million in 2018 compared to $21.2 million in 2017. The decrease is due to fewer new stores and lower information system technology investments. For fiscal 2019, capital expenditures are planned flat to 2018 as we continue to focus on being efficient with our investments.

Credit terms from our vendors and factors, which were reduced earlier in the year, increased in the second half of the year. Accounts payable was $29.8 million lower at the end of 2018 compared to the end of 2017. Despite the trade credit tightening, debt decreased to $154.1 million at the end of 2018 compared to $156.1 million at the end of 2017. Unused availability under our credit facility was $58.2 million at the end of 2018. In addition, we had $14.5 million available to borrow which would be collateralized by life insurance policies at the end of the year.

Store Activity

We had 287 stores at the end of 2018 compared to 293 at the end of 2017. We opened two new stores and closed eight stores during 2018. For 2019, we are not planning to open any new stores and plan to close four stores during the first half; three of which were closed in February at natural lease expirations.

2019 Outlook

We expect the following factors to influence our business in 2019:

•	We anticipate flat to low single-digit increases in comparable sales

•	We expect to maintain our improved 2018 gross profit rate with leverage of occupancy costs, offset by higher Ecommerce fulfillment costs

•	SG&A expenses are expected to be about the same as in 2018

•	Interest expense is estimated to be approximately $1.5 million lower

Filing of Form 10-K

Reported results are preliminary and not final until the filing of our Form 10-K for the fiscal year ended February 2, 2019 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s fourth quarter and fiscal 2018 results will be held at 4:30 p.m. ET on March 13, 2019. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through April 30, 2019.

Investor Presentation

Stein Mart’s fourth quarter and fiscal 2018 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, dividend impact on stock price, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, impacts of seasonality, increases in the cost of compensation and employee benefits, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net sales	$340,847	$384,867	$1,257,598	$1,318,633
Other revenue	3,609	3,208	15,134	13,936

Total revenue	344,456	388,075	1,272,732	1,332,569
Cost of merchandise sold	248,385	282,419	919,812	987,692
Selling, general and administrative expenses	89,477	101,530	348,061	376,111

Operating income (loss)	6,594	4,126	4,859	(31,234)
Interest expense, net	2,476	1,351	10,882	4,788

Income (loss) before income taxes	4,118	2,775	(6,023)	(36,022)
Income tax (benefit) expense	(316)	3,190	(25)	(11,698)

Net income (loss)	$4,434	$(415)	$(5,998)	$(24,324)

Net income (loss) per share:
Basic	$0.09	$(0.01)	$(0.13)	$(0.52)

Diluted	$0.09	$(0.01)	$(0.13)	$(0.52)

Weighted-average shares outstanding:
Basic	46,803	46,482	46,706	46,342

Diluted	47,443	46,482	46,706	46,342

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,049	$10,400
Inventories	255,884	270,237
Prepaid expenses and other current assets	28,326	26,620

Total current assets	293,259	307,257
Property and equipment, net	123,838	151,128
Other assets	24,108	24,973

Total assets	$441,205	$483,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,646	$119,388
Current portion of debt	—	13,738
Accrued expenses and other current liabilities	77,650	78,453

Total current liabilities	167,296	211,579
Long-term debt	153,253	142,387
Deferred rent	39,708	40,860
Other liabilities	33,897	40,214

Total liabilities	394,154	435,040

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 47,874,286 and 47,978,275 shares issued and outstanding, respectively	479	480
Additional paid-in capital	60,172	56,002
Retained deficit	(13,853)	(7,918)
Accumulated other comprehensive income (loss)	253	(246)

Total shareholders’ equity	47,051	48,318

Total liabilities and shareholders’ equity	$441,205	$483,358

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
Cash flows from operating activities:
Net loss	$(5,998)	$(24,324)
Adjustments to reconcile loss to net cash provided by operating activities:
Depreciation and amortization	32,447	32,333
Share-based compensation	4,109	5,691
Store closing charges	215	168
Impairment of property and other assets	2,803	3,792
Loss on disposal of property and equipment	681	329
Deferred income taxes	—	(3,222)
Changes in assets and liabilities:
Inventories	14,353	20,873
Prepaid expenses and other current assets	(1,706)	6,438
Other assets	(1,350)	2,254
Accounts payable	(29,823)	5,096
Accrued expenses and other current liabilities	(635)	3,021
Other liabilities	(6,194)	(4,737)

Net cash provided by operating activities	8,902	47,712

Cash flows from investing activities:
Net acquisition of property and equipment	(8,993)	(21,244)
Proceeds from cancelled corporate owned life insurance policies	2,514	2,716
Proceeds from insurance claims	296	44

Net cash used in investing activities	(6,183)	(18,484)

Cash flows from financing activities:
Proceeds from borrowings	1,107,183	474,529
Repayments of debt	(1,109,208)	(500,238)
Debit issuance costs	(1,146)	—
Cash dividends paid	(223)	(3,639)
Capital lease payments	(736)	(164)
Proceeds from exercise of stock options and other	202	328
Repurchase of common stock	(142)	(248)

Net cash used in financing activities	(4,070)	(29,432)

Net decrease in cash and cash equivalents	(1,351)	(204)
Cash and cash equivalents at beginning of year	10,400	10,604

Cash and cash equivalents at end of year	$9,049	$10,400

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income (Loss), Tax (Benefit) Expense, Net Income (Loss), and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited (in thousands, except for share data)

	13 Weeks Ended February 2, 2019				14 Weeks Ended February 3, 2018
	Operating Income (Loss)	Tax Benefit	Net Income (Loss)	Diluted EPS	Operating Income (Loss)	Tax Provision (Benefit)	Net (Loss) Income	Diluted EPS
GAAP Basis	$6,594	$(316)	$4,434	$0.09	$4,126	$3,190	$(415)	$(0.01)
Adjustments:
Change in vacation policy (1)	(3,267)	—	(3,267)	(0.07)
Asset impairment charges	2,312	—	2,312	0.05	3,152	1,162	1,990	0.05
Hurricane related (recoveries)/ expenses, net of insurance proceeds (3)	(955)	—	(955)	(0.02)	(363)	(134)	(229)	(0.1)
Expenses related to legal settlements	918	—	918	0.02
Impact of Tax Act (4)					—	2,167	2,167	0.05

Total adjustments	(992)	—	(992)	(0.02)	2,789	3,195	3,927	0.09

Adjusted Non-GAAP Basis	$5,602	$(316)	$3,442	$0.07	$6,915	$6,385	$3,512	$0.08

	52 Weeks Ended February 2, 2019				53 Weeks Ended February 3, 2018
	Operating Income (Loss)	Tax Benefit	Net (Loss) Income	Diluted EPS	Operating Income (Loss)	Tax (Benefit) Provision	Net (Loss) Income	Diluted EPS
GAAP Basis	$4,859	$(25)	$(5,998)	$(0.13)	$(31,234)	$(11,698)	$(24,324)	$(0.52)
Adjustments:
Change in vacation policy (1)	(3,267)		(3,267)	(0.07)
Asset impairment charges	2,803		2,803	0.06	3,792	1,398	2,394	0.05
Credit agreements extension fees (2)	1,100		1,100	0.02
Hurricane related (recoveries)/ expenses, net of insurance proceeds (3)	(237)		(237)	(0.01)	492	181	311	0.01
Expenses related to legal settlements	1,057		1,057	0.02	67	25	42	—
Impact of Tax Act (4)					—	1,724	1,724	0.03

Total adjustments	1,456	—	1,456	0.03	4,351	3,328	4,471	0.09

Adjusted Non-GAAP Basis	$6,315	$(25)	$(4,542)	$(0.10)	$(26,883)	$(8,370)	$(19,853)	$(0.43)

(1)	Decrease in accrued compensated absences during the fourth quarter of 2018 due to a change in vacation policy.
(2)	Advisory fees related to the extension and amendment of credit agreements completed in September 2018.
(3)	Property losses incurred earlier in the year from hurricanes were recovered in the fourth quarter.
(4)	Represents impacts of the Tax Cuts and Jobs Act of 2017.

Note 2: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of net income (loss) to EBITDA and Adjusted EBITDA which are considered Non-GAAP financial measures. Adjusted EBITDA excludes non-cash items (impairment charges), significant non-recurring unusual items and investment in new stores (pre-opening costs).

	13 Weeks Ended February 2, 2019	14 Weeks Ended February 3, 2018	52 Weeks Ended February 2, 2019	53 Weeks Ended February 3, 2018
Net income (loss)	$4,434	$(415)	$(5,998)	$(24,324)
Add back amounts for computation of EBITDA:
Interest expense, net	2,476	1,351	10,882	4,788
Income tax (benefit) expense	(316)	3,190	(25)	(11,698)
Depreciation and amortization	7,934	8,079	32,447	32,333

EBITDA	14,528	12,205	37,306	1,099

Adjustments:
Change in vacation policy (1)	(3,267)	—	(3,267)	—
Non-cash impairment charges	2,312	3,152	2,803	3,792
Credit agreements extension fees (2)	—	—	1,100	—
Hurricane related (recoveries)/expenses, net of insurance proceeds (3)	(955)	(363)	(237)	492
Expense related to legal settlements	918	—	1,057	67
New store pre-opening costs	61	4	725	2,167

Total adjustments	(931)	2,793	2,181	6,518

Adjusted EBITDA	$13,597	$14,998	$39,487	$7,617

(1)	Decrease in accrued compensated absences during the fourth quarter of 2018 due to a change in vacation policy.
(2)	Advisory fees related to the extension and amendment of credit agreements completed in September 2018.
(3)	Property losses incurred earlier in the year from hurricanes were recovered in the fourth quarter.

Note 3: Changes in Comparable Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from licensed departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments licensed to third parties. The following table shows the Company’s reconciliation of these calculations. Due to the 53rd week in fiscal 2017, comparable sales for the fourth quarter and fiscal year are presented on a shifted basis which compares to the respective periods ended February 3, 2018.

13 Weeks Ended February 2, 2019
Decrease in comparable sales excluding sales from licensed departments (1)	(4.8%)
Impact of growth in comparable sales of licensed departments (2)	1.3%

Decrease in comparable sales including sales from licensed departments	(3.5%)

52 Weeks Ended February 2, 2019
Decrease in comparable sales excluding sales from licensed departments (1)	(2.2%)
Impact of growth in comparable sales of licensed departments (2)	1.2%

Decrease in comparable sales including sales from licensed departments	(1.0%)

(1)

Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments licensed to third parties.

(2)

Represents the impact of including sales of departments licensed to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The company licenses its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In our financial statements prepared in conformity with GAAP, the company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from licensed department sales in its comparable sales calculations.